REGISTRATION NO. 333 - _________


                                       FORM S-8

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CUMBERLAND TECHNOLOGIES, INC.
          -----------------------------------------------------------------
                (Exact name of registrant as specified in its charter)

                    Florida                            59-3094503
          --------------------------------        -------------------------
          (State or other jurisdiction  of        (I.R.S.          Employer
          incorporation or organization)          Identification No.)


               4311 West Waters Avenue, Suite 401, Tampa, Florida 33614
          -----------------------------------------------------------------
                 (Address of Principal Executive Offices) (Zip Code)

                                1991 Stock Option Plan
                  -------------------------------------------------
                               (Full title of the plan)

                                  Joseph M. Williams
                                      President
                            Cumberland Technologies, Inc.
                          4311 West Waters Avenue, Suite 401
                                 Tampa, Florida 33614
          -----------------------------------------------------------------
                       (Name and address of agent for service)

                                    (813) 885-2112
          -----------------------------------------------------------------
            (Telephone number, including area code, of agent for service)

                                       Copy to:
                                 Stephen D. Fox, Esq.
                             Arnall Golden & Gregory, LLP
                               2800 One Atlantic Center
                              1201 West Peachtree Street
                             Atlanta, Georgia 30309-3450
                              Telephone: (404) 873-8500
                              Facsimile: (404) 873-8501





                              Calculation of Registration Fee
                              -------------------------------

                                               Proposed        Proposed
                                               maximium        maximium
                                               offering       aggregate
                Title of                       price per       offering       Amount of
             securities to   Amount to be      share <1>      price <1>     registration
             be registered    registered         <F1>            <F1>       fee <1> <F1>
             -------------   -------------   -------------  -------------   -------------

             Common Stock,   400,000        N/A             $650,401        $181.00
             $.001 par       Shares
             value

             <F1>

             <1> These calculations are estimated solely for the purposes of calculating the registration fee and are based (a) as to the 187,086 shares purchasable upon the exercise of options already granted, upon the prices at which such options may be exercised and (b) as to the remaining shares, on the basis of the average of the closing bid and asked price for the Common Stock in the
             NASDAQ market on February 1, 1999.

            /TABLE

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
                  --------------------------------------------------

          Item 3.   Incorporation of Certain Documents by Reference.
          -------   ------------------------------------------------

               The following documents are incorporated by reference in the Registration Statement:

               (a)  The  Registrant's  Annual  Report  on   Form  10-K,  as
          amended, filed with respect to the Registrant's fiscal year ended December 31, 1997.

               (b) The Quarterly Reports on Form 10-Q filed with respect to the Registrant's quarterly periods ended March 31, June 30, and September 30, 1998.

               (c) The description of the Registrant's Common Stock, as such description is set forth in the Registrant's registration statement filed under Section 12 of the Securities Exchange Act of 1934 effected by filing of Form 10 (File 0- 19727).

               (d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

          Item 4.   Description of Securities.
          -------   --------------------------

               Not applicable.

          Item 5.   Interests of Named Experts and Counsel.
          -------   ---------------------------------------

               Not applicable.

          Item 6.   Indemnification of Directors and Officers.
          -------   ------------------------------------------

               The Florida General Corporation Law permits indemnification by Cumberland of any director, officer, employee or agent of Cumberland or person who is serving at Cumberland's request as a director, officer, employee or agent of another corporation, or other enterprise. Section 607.0850 of the General Corporate Law of the State of Florida is set forth below:

               1. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contenders or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               2.   A corporation shall have power to indemnify any person,
          who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, of officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another
          corporation,   partnership,  joint   venture,  trust,   or  other
          enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.
          Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

               3. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection
          (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

               4.   Any indemnification under  subsection (1) or subsection
          (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection
          (1) or subsection (2).  Such determination shall be made:

                    (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

                    (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                    (c)  By independent legal counsel:

                         (i) Selected by the board of directors prescribed in paragraph (a) or the committee prescribed paragraph
                    (b); or

                         (ii) If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

                    (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

               5.   Evaluation   of  the  reasonableness  of  expenses  and
          authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible.
          However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

               6. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

               7. The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, of officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

                    (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

                    (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

                    (c) In the case of a director, a circumstance under which the liability provisions of s. 6070834 are applicable; or

                    (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgement in its favor or in a proceeding by or in the right of a shareholder.

               8. Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

               9.   Unless  the  corporation's  articles  of  incorporation
          provide  otherwise, notwithstanding the  failure of a corporation
          to   provide   indemnification,    and   despite   any   contrary
          determination of the board or of the shareholders in the specific case, a director,  officer, employee, or agent of the corporation
          who  is   or  was  a  party   to  a  proceeding  may   apply  for
          indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction.

          On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

                    (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

                    (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

                    (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

               10. For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               11.  For purposes of this section:

                    (a) The term "other enterprises" includes employee benefit plans;

                    (b)  The   term   "expenses"  includes   counsel  fees,
                         including those for appeal;

                    (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

                    (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

                    (e)  The term "agent" includes a volunteer;

                    (f)  The   term  "serving   at  the   request  of   the
          corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

                    (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

               12. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of this status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

               Cumberland's Articles of Incorporation and Bylaws provide that Cumberland shall, to the fullest extent permitted by the laws of the State of Florida, indemnify any director, officer, and employee of Cumberland against expenses incurred by such person by reason of the fact that he serves or has served Cumberland in such capacity.

               Cumberland's Bylaws provide that Cumberland shall, to the fullest extent permitted by the laws of the State of Florida, indemnify each officer or director against expenses (including attorney's fees), judgments, taxes, fines, and amounts paid in settlement incurred by him in connection with, and shall advance expenses (including attorney's fees) incurred by him in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) through which he is, or is threatened to be made, a party by reason of his being a director or officer of Cumberland, or his serving or having served at the request of Cumberland as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

               Indemnification under Cumberland's Articles of Incorporation and Bylaws is nonexclusive of any other right such persons may have under statute, agreement, bylaw or action of the Board of Directors or shareholders of the corporation.

          Item 7.   Exemption from Registration Claimed.
          -------   ------------------------------------

               Not applicable.


          Item 8.        Exhibits.
          -------        ---------

          Exhibit No.    Exhibit
          -----------    -------

          3.1 Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(a) filed with the Registrant's Registration Statement on Form 10 (File No. 0-19727))

          3.2 Bylaws of Registrant (incorporated herein by reference to Exhibit 3(b) filed with the
                         Registrant's         Registration   Statement   on
                         Form 10 (File No. 0- 19727))

          5* Opinion of Arnall Golden & Gregory, LLP regarding legality

          10.1 1991 Stock Option Plan (incorporated herein by reference to Exhibit 10(c) filed with the Registrant's Registration Statement on Form 10 (File No. 0-19727))

          23.1* Consent of Arnall Golden & Gregory LLP (included as part of Exhibit 5 hereto)

          23.2*          Consent of Ernst & Young, LLP

          24*            Power  of  Attorney  (included  as  part  of   the
                         signature page hereto)

          *    Included with this filing.

          Item 9.   Undertakings.
          -------   -------------

               (a)  The undersigned Registrant hereby undertakes:

                    (1)  To  file, during  any  period in  which offers  or
          sales  are  being  made,   a  post-effective  amendment  to  this
          registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                         Provided,  however,  that paragraph  (a)(l)(i) and
                         (a)(l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)  To  remove  registration  by  means  of  a   post-
          effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES
                                     -----------

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on February 1, 1999.

                                           CUMBERLAND TECHNOLOGIES, INC.


                                           By:  /s/ Joseph M. Williams
                                           ------------------------------
                                           Joseph M. Williams, President

               KNOW  ALL MEN  BY  THESE PRESENTS,  that  each person  whose signature appears below constitutes and appoints Francis M. Williams, Joseph M. Williams and Carol S. Black and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Date:     February 1, 1999      By:  /s/ Joseph M. Williams
                                           ------------------------------
                                           Joseph M. Williams, President


           Date:     February 1, 1999      By:  /s/ Francis M. Williams
                                           ------------------------------
                                           Francis M. Williams, Chairman
                                           of the Board


           Date:     February 1, 1999      By:  /s/ George A. Chandler
                                           ------------------------------
                                           George A. Chandler, Director

           Date:     February 1, 1999      By:  /s/ Andrew J. Cohen
                                           ------------------------------
                                           Andrew J. Cohen, Director


           Date:     February 1, 1999      By:  /s/ Carol S. Black
                                           ------------------------------
                                           Carol S. Black, Secretary
                                           (Principal Financial and
                                           Accounting Officer)





                            CUMBERLAND TECHNOLOGIES, INC.

                          EXHIBITS TO REGISTRATION STATEMENT

                                     ON FORM S-8





                                    EXHIBIT INDEX
                                    -------------


          Exhibit No.         Exhibit
          -----------         -------

          3.1 Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(a) filed with the Registrant's Registration Statement on Form 10 (File No. 0- 19727))

          3.2 Bylaws of Registrant (incorporated herein by reference to Exhibit 3(b) filed with the Registrant's Registration Statement on Form 10 (File No. 0-19727))

          5* Opinion of Arnall Golden & Gregory, LLP regarding legality

          10.1 1991 Stock Option Plan (incorporated herein by reference to Exhibit 10(c) filed with the Registrant's Registration Statement on Form 10 (File No. 0-19727))

          23.1* Consent of Arnall Golden & Gregory, LLP (included as part of Exhibit 5 hereto)

          23.2*               Consent of Ernst & Young LLP

          24* Power of Attorney (included as part of the signature page hereto)

          *    Included with this filing.